                                 UNITED STATES



                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): January 26, 2004



                       HAIGHTS CROSS COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)



       Delaware                        333-109381             13-4087398
(State or other jurisdiction    (Commission file number)     (IRS employer
     of incorporation)                                    identification no.)



                         10 New King Street, Suite 102
                          White Plains, New York 10604
              (Address of principal executive offices) (Zip code)



              Registrant's telephone number, including area code:
                                 (914) 289-9400

ITEM 5. OTHER EVENTS.

     On January 26, 2004, Haights Cross Communications, Inc. (the "Company") announced in a press release that it had commenced an offering of senior discount notes, which is expected to yield gross proceeds of approximately $50 million. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K.

     The preliminary offering memorandum dated January 26, 2004, pursuant to which the notes will be offered, includes disclosure regarding the following recent developments.

Recent Developments

     While the preparation of financial statements for the fourth quarter ended December 31, 2003 are not yet complete, management anticipates that revenue and Adjusted EBITDA will be slightly below the results of the comparable prior year period, and net income before non-recurring items will be substantially below the comparable prior year period. Management believes that the fourth quarter decline in revenue and Adjusted EBITDA was primarily due to continued weak sales of audiobooks through retail channels at Recorded Books and continued softness in spending for traditional library materials at Chelsea House. Management cannot predict whether these trends will continue to negatively impact our future financial performance. Management believes that the fourth quarter decline in net income before non-recurring items was due in part to these trends, but largely caused by increased amounts of interest expense from our August 2003 financings and increased product development amortization, which we expect to continue to rise as we increase product development spending to grow our businesses.

     We have entered into a letter of intent with respect to a potential acquisition of a print-based curriculum supplemental publishing company (the "Target") for a total purchase price of approximately $25-30 million. If the acquisition were to be consummated, the Target would become a division of one of our operating units, and we believe that we would benefit from cost savings and enhanced revenue opportunities from this acquisition. The letter of intent is not binding on either party. The execution of definitive documents and the closing of the proposed acquisition are subject to various terms and conditions, including, without limitation, the consent of the lenders under our senior secured revolving credit facility. There can be no assurance that we will be able to agree upon satisfactory terms with the Target, negotiate a definitive purchase agreement or close the proposed transaction.

     Since December 10, 1999, DLJ Merchant Banking Partners II, L.P. and its affiliates (the "DLJ Parties") have held shares of our Series B senior preferred stock and warrants to purchase shares of our Series A preferred stock and common stock. In addition, the DLJ Parties have been parties to an investors agreement with us pursuant to which DLJ Merchant Banking Partners II, L.P. had the right to designate one member of our board of directors and such director had the right to approve various transactions, including the incurrence, assumption or guarantee by us of any indebtedness for borrowed money. On January 22, 2004, the DLJ Parties sold substantially all of their shares and warrants to third parties. In connection with such sale, the investors agreement was amended to eliminate the DLJ Parties' board designation right and the related director approval rights, and the DLJ Parties' board designee resigned from our board of directors. In addition, the DLJ Parties returned to us for cancellation 104,770 shares of Series B senior preferred stock having a liquidation value of $5,000,000, warrants to purchase 778 shares of Series A preferred stock and warrants to purchase 743,148 shares of common stock.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits

         99.1 Press Release of Haights Cross Communications, Inc. issued on January 26, 2004

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     HAIGHTS CROSS COMMUNICATIONS, INC.



Date:  January 26, 2004              By: /s/ Paul J. Crecca
                                         --------------------------
                                         Paul J. Crecca
                                         Chief Financial Officer

                                              EXHIBIT INDEX


Exhibit No.                Description

99.1                       Press Release of Haights Cross Communications, Inc.
                           issued on January 26, 2004